Exhibit 99.1

Contacts:	Jane Ostrander	Leslie Hunziker
	Media Relations	Investor Relations
	847 482-5607	847 482-5042
	jostrander@tenneco.com	lhunziker@tenneco.com
TENNECO REALIGNS EUROPEAN OWNERSHIP STRUCTURE
Change Advances Company’s Financial Strategy
Lake Forest, Illinois, December 21, 2007 – Tenneco (NYSE: TEN) announced that today it completed the realignment of some of the company’s foreign subsidiaries, a move designed to more effectively align the company’s U.S. and European assets and revenues with liabilities and expenses in the appropriate local currencies.
The company has formed a Luxembourg holding corporation, which has become the owner of certain key European entities. The realignment will also provide opportunities to reduce the company’s cash taxes by about $4 million annually and allow Tenneco to accelerate the use of its U.S. net operating losses.
The realignment of the European ownership structure is another step in Tenneco’s financial strategy toward earning an investment grade debt rating. On November 30, 2007, the company successfully completed the refinancing of a portion of its 10 1/4% senior secured notes, due in 2013, with 8-1/8% senior unsecured notes due in 2015. This refinancing reduces interest expense by approximately $3 million annually. The subsequent European ownership structure realignment will allow Tenneco to shift a portion of its debt to Europe, which will better match the company’s liabilities and expenses with its European assets and revenue.
The company’s European operations have significantly improved since the original debt structure was established when the company became independent in 1999. The European revenue growth and improved profitability give the company more flexibility to better align its debt with its operations.
“We are very pleased to complete these transactions, which represent strategic steps in our transition from a highly leveraged company to achieving an investment grade rating. This European structure change allows us to more appropriately apportion our debt,” said Gregg Sherrill, Tenneco Chairman and CEO. “Completing the refinancing in such a tough financing environment reflects investor confidence in Tenneco’s financial position and long-term growth potential. Tenneco is well-positioned to generate significant growth in our emissions control business over the next five years, and beyond, as vehicle emissions standards tighten worldwide.”
Tenneco expects to record non-cash income tax charges of $66 million in fourth quarter 2007 related to the realignment, which will generate U.S. taxable income and utilize a portion of the U.S. net operating losses.

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite® Elastomer brand names. Among its products are Sensa-Trac® and Monroe Reflex® shocks and struts, Rancho® shock absorbers, Walker® Quiet-Flow® mufflers, Dynomax® performance exhaust products, and Clevite®Elastomer noise, vibration and harshness control components.
The disclosures herein include statements that are ‘forward looking’ within the meaning of federal securities law concerning Tenneco’s ownership realignment. These forward-looking statements generally can be identified by phrases such as “will,” “anticipates,” “expects” or other words or phrases of similar import. The company’s actual results as a result of the ownership realignment are subject to market conditions, the performance of the company’s operations and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
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